UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

(Amendment No.)

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14A-6(e)(2))

☒	Definitive Information Statement

StreamTrack, Inc.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:___________

(2)	Aggregate number of securities to which transaction applies:___________

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):____________

(4)	Proposed maximum aggregate value of transaction:____________

(5)	Total fee paid:____________

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:___________

(2)	Form, Schedule or Registration Statement No.:___________

(3)	Filing Party:___________

(4)	Date Filed:___________

StreamTrack, Inc.

347 Chapala Street

Santa Barbara, CA 93101

NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the holders of more than a majority of the voting power of the shareholders of StreamTrack, Inc., a Wyoming corporation (the "Company" "we", "us," or "our"), have approved the following action without a meeting of stockholders in accordance with Section 17-16-704 of the Wyoming Business Corporation Act:

The approval of an amendment to our Articles of Incorporation to: (i) change the Company's name from StreamTrack, Inc. to Total Sports Media, Inc., (ii) effect a 1-for 800 reverse split of the Company's common stock and (iii) decrease the authorized number of shares of common stock from an unlimited number to 40,000,000.

The enclosed information statement contains information pertaining to the matters acted upon.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY

By Order of the Board of Directors

/s/ Michael Hill
Michael Hill
Chairman and CEO

2

StreamTrack, Inc.

347 Chapala Street

Santa Barbara, CA 93101

INFORMATION STATEMENT

Action by Written Consent of Stockholders

GENERAL INFORMATION

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This information statement is being furnished in connection with the action by written consent of stockholders taken without a meeting of a proposal to approve the actions described in this information statement. We are mailing this information statement to our stockholders on or about October 28, 2015.

What action was taken by written consent?

We obtained stockholder consent for the approval of an amendment to our Articles of Incorporation to: (i) change the Company's name from StreamTrack, Inc. to Total Sports Media, Inc., (ii) effect a 1-for 800 reverse split of the Company's common stock and (iii) decrease the authorized number of shares of common stock from an unlimited number to 40,000,000.

How many shares of voting stock were outstanding on October 13, 2015?

On October 9, 2015, the date we received the consent of the holders of more than a majority of the voting power of our shareholders, there were 3,395,055,223 shares of common stock and 200,000 shares of Series B Preferred Stock outstanding. Each share of common stock entitles its holder to one vote. Each share of Series B Preferred Stock entitles the holder to cast such number of votes equal to 0.000255% of the total number of votes entitled to be cast. There were also 11,300 shares of our Series C Preferred Stock outstanding. The shares of Series C Preferred Stock do not have voting rights.

What vote was obtained to approve the amendment to the Articles of Incorporation described in this information statement?

We obtained the approval of the holders of our 200,000 shares of Series B Preferred Stock. Each share of Series B Preferred Stock entitles the holder to cast such number of votes equal to 0.000255% of the total number of votes entitled to be cast. Thus, the holders of the 200,000 outstanding shares of Series B Preferred Stock collectively own 51% of the voting power of the Company's stockholders. The 200,000 outstanding shares of Series B Preferred Stock are held by Michael Hill, our Chief Executive Officer and Chairman, and Aaron Gravitz, our director, each of whom own 100,000 shares. Mr. Hill and Mr. Gravitz also own 766,332,598 and 556,180,583 shares of our common stock, respectively.

Who is paying the cost of this information statement?

We will pay for preparing, printing and mailing this information statement. Our costs are estimated at approximately $10,000.

3

AMENDMENT TO THE ARTICLES OF INCORPORATION

Our board of directors and the holders of a majority of the voting power of our shareholders have approved an amendment to our Articles of Incorporation, (the "Amendment") to: (i) change the Company's name from StreamTrack, Inc. to Total Sports Media, Inc., (ii) effect a 1-for 800 reverse split of the Company's common stock and (iii) decrease the authorized number of shares of common stock from an unlimited number to 40,000,000.

The Amendment, which will be substantially in the form of Appendix A hereto, will be effective upon filing with the Secretary of State of the State of Wyoming. The Company will file the Amendment approximately, but not less than, 20 days after the definitive information statement is mailed to stockholders.

Name Change

As noted above, the Amendment will effect a change in the name of the Company from StreamTrack, Inc. to Total Sports Media, Inc. The board of directors believes that the new name reflects the Company's new focus on fantasy sports technology services.

Reverse Stock Split

As noted above, the Amendment will effect a 1-for-800 reverse split of our common stock.

As a result of the reverse split, each 800 shares of common stock (the "Old Shares") will become and be converted into one share of common stock (the "New Shares"), with stockholders who would receive a fractional share to receive such additional fractional share as will result in the holder having a whole number of shares.

As a result of the reverse split, the number of shares of common stock issued and outstanding will decrease from 3,395,055,223 to approximately 4,243,819 (based on the number of shares of common stock outstanding as of October 13, 2015). Since additional fractional shares may be issued in order to round up fractional shares, we do not know the exact number of New Shares that will be outstanding after the reverse split.

Reasons for the Reverse Stock Split

The Company's common stock is quoted on the OTC Pink marketplace under the symbol "STTK". The Company's common stock has traded at very low prices for some time. As of October 12, 2015, the last reported closing price of the Company's common stock was $0.0001. The reverse stock split is intended to increase the per share stock price. We believe that if we are successful in maintaining a higher stock price, the common stock will generate greater interest among professional investors and institutions. If we are successful in generating interest among such entities, we anticipate that our common stock will have greater liquidity and a stronger investor base. In addition, following the reverse split, the Company intends to apply to have its common stock quoted on the OTCQB marketplace, which requires a minimum bid price of $0.01 for 30 days. The Company believes having the common stock quoted on the OTCQB may also help to generate greater liquidity and a stronger investor base.

In evaluating the reverse stock split, the Company's board of directors also took into consideration negative factors associated with reverse stock splits. These factors include the negative perception of reverse stock splits held by many investors, analysts and other stock market participants, as well as the fact that the stock price of some companies that have effected reverse stock splits has subsequently declined back to pre-reverse stock split levels. The board, however, determined that these negative factors were outweighed by the potential benefits.

4

Potential Effects of the Reverse Stock Split

The immediate effect of a reverse stock split will be to reduce the number of shares of common stock outstanding, and to increase the trading price of the common stock. However, the effect of any reverse stock split upon the market price of the common stock cannot be predicted, and the history of reverse stock splits for companies in similar circumstances is varied. We cannot assure you that the trading price of the common stock after the reverse stock split will rise in exact proportion to the reduction in the number of shares of the common stock outstanding as a result of the reverse stock split. Also, as stated above, the Company cannot assure you that a reverse stock split will lead to a sustained increase in the trading price of the common stock. The trading price of the common stock may change due to a variety of other factors, including the Company's operating results, other factors related to the Company's business, and general market conditions.

Effect on Ownership by Individual Shareholders

The New Shares issued pursuant to the reverse stock split will be fully paid and non-assessable. All New Shares will have the same voting rights and other rights as the Old Shares. Our stockholders do not have preemptive rights to acquire additional shares of common stock. The reverse stock split will not alter any shareholder's percentage interest in our equity, except to the extent that the reverse stock split results in any of our stockholders owning a fractional share, which will be rounded up to the next whole number of shares.

Effect on Options, Warrants and other Securities

All outstanding options, warrants, notes, debentures and other securities entitling their holders to purchase shares of common stock will be adjusted as a result of the reverse stock split, as required by the terms of these securities. In particular, the conversion ratio for each instrument will be reduced, and the exercise price, if applicable, will be increased, in accordance with the terms of each instrument and based on the of 1 for 800 ratio.

Other Effects on Outstanding Shares

As stated above, the rights of the outstanding shares of common stock will remain the same after the reverse stock split.

The reverse stock split may result in some shareholders owning "odd-lots" of less than 100 shares of common stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in "round-lots" of even multiples of 100 shares.

The Company's common stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As a result, the Company is subject to the periodic reporting and other requirements of the Exchange Act. The reverse stock split will not affect the registration of the Company's common stock under the Exchange Act.

Fractional Shares

The Company will not issue fractional shares in connection with the reverse stock split. Instead, any fractional share resulting from the reverse stock split will be rounded up to the nearest whole share.

5

Accounting Consequences

The par value of the common stock will remain unchanged at $0.0001 per share after the reverse stock split. Also, the capital account of the Company will remain unchanged, and the Company does not anticipate that any other accounting consequences will arise as a result of the reverse stock split.

Federal Income Tax Consequences

We believe that the United States federal income tax consequences of the reverse stock split to holders of common stock will be as follows:

(i) Except as explained in (v) below with respect to fractional shares, no income gain or loss will be recognized by a shareholder on the surrender of the current shares or receipt of the certificate representing new post-split shares.

(ii) Except as explained in (v) below with respect to fractional shares, the tax basis of the New Shares will equal the tax basis of the Old Shares exchanged therefore.

(iii) Except as explained in (v) below, the holding period of the New Shares will include the holding period of the Old Shares if such Old Shares were held as capital assets.

(iv) The conversion of the Old Shares into the New Shares will produce no taxable income or gain or loss to us.

(v) The federal income tax treatment of the receipt of the additional fractional interest by a shareholder is not clear and may result in tax liability not material in amount in view of the low value of such fractional interest.

Our opinion is not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above.

THE ABOVE IS A BRIEF SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON THE PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE REVERSE STOCK SPLIT, AND DOES NOT CONSTITUTE A TAX OPINION. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES TO TAXPAYERS WITH SPECIAL TAX STATUS. IN ADDITION, THIS SUMMARY DOES NOT DISCUSS THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE STOCKHOLDER MAY RESIDE, AND DOES NOT DISCUSS ESTATE, GIFT OR OTHER TAX CONSEQUENCES OTHER THAN INCOME TAX CONSEQUENCES. THE COMPANY ADVISES EACH PARTICIPANT TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT AND FOR REFERENCE TO APPLICABLE PROVISIONS OF THE CODE.

Procedure for Effecting the Reverse Stock Split and Exchange of Stock Certificates

The reverse stock split will be implemented by filing the Amendment with the Secretary of State of the State of Wyoming, substantially in the form of Appendix A hereto and will be effective on the date set forth therein. We will obtain a new CUSIP number for the new common stock effective at the time of the reverse split.

As of the effective date of the reverse stock split, each certificate representing shares of common stock before the reverse stock split will be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of common stock resulting from the reverse stock split. All options, warrants, convertible debt instruments and other securities will also be automatically adjusted on the effective date.

The Company anticipates that its transfer agent will act as the exchange agent for purposes of implementing the exchange of stock certificates. As soon as practicable after the effective date, shareholders will be notified of the effectiveness of the reverse split. Shareholders of record will receive a letter of transmittal requesting them to surrender their stock certificates for stock certificates reflecting the adjusted number of shares as a result of the reverse stock split. Persons who hold their shares in brokerage accounts or "street name" will not be required to take any further actions to effect the exchange of their certificates. Instead, the holder of the certificate will be contacted.

6

No new certificates will be issued to a shareholder until the shareholder has surrendered the shareholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Until surrender, each certificate representing shares before the reverse stock split will continue to be valid and will represent the adjusted number of shares based on the exchange ratio of the reverse stock split, rounded up to the nearest whole share. Shareholders should not destroy any stock certificate and should not submit any certificates until they receive a letter of transmittal.

Decrease in Authorized Common Stock

The Amendment will effect a decrease in the number of shares of the Company's authorized common stock, from an unlimited number to 40,000,000.

Our Articles of Incorporation currently authorizes us to issue an unlimited number of shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001. Our issued and outstanding securities, as of October 13, 2015, on a fully diluted basis, are as follows:

•	3,395,055,223 shares of common stock;

•

200,000 shares of Series B Preferred Stock (which are not convertible into common stock, except that, effective upon the closing of a Qualified Financing, all issued and outstanding shares of Series B Preferred Stock will automatically convert into common stock in an amount determined by dividing the product of the number of shares being converted and the Stated Value of $1.00 by the Conversion Price. The Conversion Price will be equal to the price per share of the common stock sold under the Qualified Financing. A "Qualified Financing" is defined as the sale by the Company in a single offering of common stock or securities convertible into common stock for gross proceeds of at least $5,000,000.);

•

11,300 shares of Series C Preferred Stock (which each share of Series C Preferred Stock is convertible into $150 in fair market value of the Company's common stock, which fair market value will be equal to the average closing price of the common stock on the over-the-counter market during the 10 trading days immediately prior to the delivery to the Company of a conversion notice.)

•

Convertible notes with variable conversion prices in the aggregate principal amount of $657,168, including (i) notes in the principal amount of $114,350 convertible into common stock at a conversion price equal to a 10% discount to the lowest closing price of the common stock in the last 5 trading days, (ii) notes in the principal amount of $56,806 convertible into common stock at a conversion price equal to a 15% discount to the lowest closing price of the common stock in the last 5 trading days, (iii) notes in the principal amount of $94,750 convertible into common stock at a conversion price equal to a 25% discount to the lowest bid price of the common stock in the last 5 trading days, and (iv) notes in the principal amount of $391,262 convertible into common stock at a conversion price equal to a 45% discount to the lowest trading price of the common stock in the last 20 trading days;

•	Convertible notes in the aggregate principal amount of $1,746,249 which are convertible into common stock at a weighted average fixed conversion price equal to $.015; and

•	Warrants to purchase 362,500 shares of common stock at a weighted average exercise price of $0.41.

Purpose of Decrease in Authorized Common Stock

The Board of Directors believes that, due to the decrease in the number of outstanding shares of common stock that will result from the reverse stock split as described above, the Company no longer has a need for an unlimited number of authorized shares of common stock and that 40,000,000 authorized shares of common stock is sufficient for the Company at this time. In the event we need to increase our authorized shares of common stock in the future, the Company's Articles of Incorporation, as amended, may be amended to increase the number of authorized shares of common stock.

7

BENEFICIAL OWNERSHIP OF SECURITIES AND SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth the number of shares of common stock known to be beneficially owned by all persons who own at least 5% of the Company's outstanding common stock, the Company's directors and officers, and the directors and officers as a group as of October 13, 2015. Unless otherwise indicated, the stockholders listed in the table have sole voting and investment power with respect to the shares indicated.

	Common Stock	Percentage
	Beneficially	Common
Name of Beneficial Owner	Owned**	Stock**

Michael Hill (1)	766,332,598	22.6
Aaron Gravitz (1)	556,180,583	16.4
All officers and directors as a group (2 persons)	1,322,513,181	39.0%

__________

**Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants, convertible debentures, or preferred shares exercisable or convertible within 60 days of October 13, 2015 are deemed outstanding for computing the percentage of the person holding such securities. Percentages are based on 3,395,055,223 shares of common stock issued and outstanding as of October 13, 2015.

(1) Michael Hill and Aaron Gravitz each own 100,000 shares of Series B Preferred Stock, together representing 100% of the outstanding shares of Series B Preferred Stock. Shares of Series B Preferred Stock are not convertible into common stock, except that, effective upon the closing of a Qualified Financing, all issued and outstanding shares of Series B Preferred Stock will automatically convert into common stock in an amount determined by dividing the product of the number of shares being converted and the Stated Value of $1.00 by the Conversion Price. The Conversion Price will be equal to the price per share of the common stock sold under the Qualified Financing. A "Qualified Financing" is defined as the sale by the Company in a single offering of common stock or securities convertible into common stock for gross proceeds of at least $5,000,000. Each share of Series B Preferred Stock entitles the holder to cast such number of votes equal to 0.000255% of the total number of votes entitled to be cast. Thus, Mr. Hill and Mr. Gravitz, as the holders of the 200,000 outstanding shares of Series B Preferred Stock, collectively own 51% of the voting power of the Company's stockholders.

ADDITIONAL AVAILABLE INFORMATION

We are subject to the information and reporting requirements of the Exchange Act and in accordance therewith we file periodic reports, documents and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters. Such reports and other information may be inspected and are available for copying at the public reference facilities of the Securities and Exchange Commission at 100 F Street, N.E., Washington D.C. 20549, or may be accessed at www.sec.gov.

By Order of the Board of Directors

/s/ Michael Hill
Michael Hill
Chairman and CEO

8

Appendix A

 Form of Certificate of Amendment to Articles of Incorporation

Certificate of Amendment

of

Articles of Incorporation

of

StreamTrack, Inc.

Articles I is hereby amended to read as follows:

The name of this Corporation is Total Sports Media, Inc.

Articles IV A is hereby amended to read as follows:

A. Capitalization. The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is Forty Five Million (45,000,000), consisting of (a) Forty Million (40,000,000) shares of Common Stock, par value $0.0001 per share ("Common Stock"), and (b) Five Million (5,000,000) shares of Preferred Stock, par value $0.0001 per share ("Preferred Stock").

Effective ______, 2015, the Corporation shall effect a one-for-eight hundred reverse split whereby each share of Common Stock, par value $0.0001 per share shall, without any action on the part of the holder, become and be converted into 0.00125 shares of Common Stock, par value $0.0001 per share. In connection with the reverse split, no fractional shares shall be issued. In lieu of fractional shares, each holder who would otherwise be entitled to receive fractional shares of new Common Stock, will, upon surrender of the certificates representing shares of old Common Stock, receive such additional fractional share as will result in the holder having a whole number of shares.

9